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                                                  Exhibit 10.11


    Description of the Ceridian Corporation Annual Executive
                         Incentive Plan


     The Company's Annual Executive Incentive Plan provides yearly cash bonuses to Company executives, although the Board's Compensation and Human Resources Committee (the "Committee") may, in its discretion, permit individuals to elect to receive part or all of their annual bonus in the form of stock options rather than cash. The annual determination of an individual executive's target bonus, expressed as a percentage of base salary, is based on a subjective assessment by the Committee of the responsibilities of the position, competitive practice and the Committee's desire to give greater weight to performance-based compensation at higher levels of responsibility within the Company.

     For 1996, target bonus percentages for executive officers generally ranged from 35% to 65% of base salary, with the maximum possible bonus one and one-half times the target amount and the threshold bonus one-half of the target amount. Of the total potential annual bonus, 80% (100% in Mr. Perlman's case) consisted of an earnings component which, for staff officers, meant that the Company must achieve specified levels of earnings per share ("EPS") during 1996. For executive officers assigned to operating units, one-fourth of the earnings component consisted of the same Company EPS requirement and the balance consisted of a requirement that the operating unit achieve specified levels of pre-tax earnings. Payments of the earnings component of the annual bonus could be made at, above or below the target percentages depending on whether the financial performance of the Company (and, if applicable, the business unit to which the executive is assigned) met, exceeded or fell short of the applicable budgeted earnings, but no bonus would be payable if the applicable earnings threshold amount were not achieved. The Committee retains discretion to exclude the financial impact of unusual or extraordinary events from the calculation of the earnings component of annual bonuses.

     The remaining 20% portion of the annual bonus for executive officers other than Mr. Perlman was based on the Committee's subjective assessment of the executive officer's individual performance in the areas of quality improvement and fostering work force diversity, except that in the case of Computing Devices International, half of this portion of the bonus was based on the level of orders achieved. For 1996, payment under the annual incentive program ranged from below target to superior for the executive officers, resulting in bonus payments for executive officers ranging between 8% and 97.5% of base salary. For 1996 only, Mr. James' employment agreement guaranteed payment of a bonus at his target bonus percentage. The Committee also retains discretion to adjust an officer's annual incentive bonus if, in its judgment, such an action is warranted in individual circumstances.